EXHIBIT 21.1

                    SUBSIDIARIES OF J NET ENTERPRISES, INC.


                                                           STATE OF
        COMPANY                     % OWNED              INCORPORATION
_________________________           _______              _____________

1.  J Net Ventures I, LLC             100%                 Delaware

2.  J Net Holdings, LLC               100%                  Nevada

3.  J Net GP, LLC                     100%                  Nevada

4.  InterWorld Corporation           95.3%                 Delaware

5.  IW Holdings, Inc.                 100%                 Delaware